                                          EXHIBIT 77 (c)
                                          MORGAN STANLEY FOCUS GROWTH FUND
                                          RESULTS OF SPECIAL SHAREHOLDER MEETING

On August 1, 2007, a Special Meeting of Shareholders of the Fund was scheduled in order to vote on the proposals set forth below. The proposals failed to achieve the quorum necessary in order to hold the meeting, and, therefore, the meeting was adjourned several times, most recently to October 24, 2007 to permit further solicitation of proxies. The meeting was held on October 24, 2007 and the voting results with respect to these proposals were as follows:

(1)  Change the Fund's classification from a diversified fund to a non-diversified fund:

     For           Against     Abstain    BNV*
     -----------------------------------------
     40,901,922   4,481,544   7,655,722    0

(2)  Removal of the words "consistent with an effort to reduce volatility" from the Fund's investment objective:

     For           Against     Abstain    BNV*
     -----------------------------------------
     41,008,127   4,401,919   7,629,142    0

*    Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.